Exhibit 3.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is entered into as of March 30, 2021, by and between CancerVAX, Inc., a Nevada corporation (the “Company”), and Bountiful Capital, LLC, a Nevada limited liability company, (the “Investor”), with respect to the following facts:

R E C I T A L S

A. The Company desires to sell and the Investor desires to purchase 200,000 shares of the Company’s Series A Preferred Stock (the “Shares”) for a total purchase price of $2,000,000 (the “Purchase Price”). The Series A Preferred Stock has no stated dividend, has a face value of $10 per share, and is convertible into the Company’s common stock, $0.001 par value (the “Common Stock”) at a fixed conversion ratio of ten thousand shares of Common Stock per one share of Series A Preferred Stock. The terms and conditions of the Series A Preferred stock is set forth in the certification of designation attached hereto as Exhibit A.

B. The closing of the transactions contemplated by this Agreement (the “Closing”) will be deemed to have occurred upon the completion of the deliveries by each Party to this Agreement described in Section 2 of this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the recitals stated above, the parties to this Agreement hereby agree as follows:

Section 1.	PURCHASE OF SHARES

The Investor agrees to pay the Purchase Price via bank wire transfer to the Company for the purchase of the Shares.

Section 2.	DELIVERIES

2.1 The Company. The Company agrees and represents that upon the full execution of this Agreement and the receipt of the Purchase Price as described in Section 1 above, the Series A Preferred Stock is duly authorized, and the Shares are considered immediately and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfer provided for in this Agreement or the Series A Preferred Stock certificate of designation. The Company will, or will cause its transfer agent to, deliver a certificate evidencing the Shares issuable to the Investor within five (5) business days of this Agreement. For all intent and purposes, upon the full execution of this Agreement the Company agrees that the Investor is the immediate beneficial owners of the Shares and may exercise any and all rights under the Shares, regardless of when the certificates were delivered to the Investor.

2.2 The Investor. The Investor agrees to deliver any other document reasonably requested by the Company that it deems necessary for the consummation of the transactions contemplated by this Agreement.

Section 3.	EQUITABLE Relief.

3.1 Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants or provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

3.2 Equitable Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants or provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, shall be entitled to immediate equitable relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

Section 4.	Investor Representation and Warranty

4.1 Investor’s Representations and Warranties. As a material inducement to the Company to enter into this Agreement and consummate the exchange, Investor represents warrants and covenants with and to the Company as follows:

i.	Authorization and Binding Obligation. The Investor has the requisite legal capacity, power and authority to enter into, and perform under, this Agreement, including with respect to paying the Purchase Price and receiving the Shares. The execution, delivery and performance of this Agreement and performance by such Investor and the consummation by such Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, partnership or similar action on the part of such Investor and no further consent or authorization is required. This Agreement has been duly authorized, executed and delivered by the Investor. This Agreement has been duly executed and delivered by the Investor, and constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

ii.	Accredited Investor. Such Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

iii.	Purchase Entirely for Own Account. The Shares to be received by the Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time. The Investor is not a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) or an entity engaged in a business that would require it to be so registered.

iv.	Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares.

v.	Reliance on Exemptions. The Investor understands that the Shares are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein and in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

vi.	Neither the Investor nor its agent or representative has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions contemplated herein.

Section 5.	MISCELLANEOUS

5.1 Further Assurances. The parties to this Agreement hereby agree to execute any other documents and take any further actions which are reasonably necessary or appropriate in order to implement the transactions contemplated by this Agreement.

5.2 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

5.3 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Nevada.

5.4 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns, if any, and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, if any.

5.5 Legends. The Investor understands that the Shares are characterized as “restricted securities” under the 1933 Act. The Investor further acknowledges that if the Shares are issued to the Investor in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Investor represents that it is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Investor acknowledges that the certificate(s) representing the Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificates with such legend.

5.6 Severability. The provisions of this Agreement are severable and in the event that one or more of its provisions are deemed to be unenforceable or invalid for any reason, such finding will not affect the enforceability or validity of any other provision of this Agreement, which shall remain in full force and effect.

5.7 Public Disclosure. The Company and the Investor agree not to issue any public statement with respect to the Investor’s investment or proposed investment in the Company or the terms of any agreement or covenant without the other party’s prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation. The Company agrees to reference the Investor only as “an accredited investor” and attach only a form copy this Agreement in any of the Company’s filings with the Securities and Exchange Commission or any other public filings, except such full disclosures as may be required under applicable law or under any applicable order, rule or regulation.

5.8 Reservation of Shares. At all times during which the Shares are outstanding, the Company shall reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the conversion of all the Shares.

5.9 Waiver. No failure or delay on the part of either party hereto in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.

5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

5.11 Parties in Interest. None of the provisions of this Agreement or of any other document relating hereto is intended to provide any rights or remedies to any person (including, without limitation, any employees or creditors of the Company) other than the parties hereto and their respective heirs, successors and assigns, if any.

5.12 Authorized Signatures. Each party to this Agreement hereby represents that the persons signing below are duly authorized to execute this Agreement on behalf of their respective party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:	CANCERVAX, INC.

	By:	/s/ Lindsay Mann
Lindsay Mann, President

INVESTOR:	BOUNTIFUL CAPITAL, LLC

	By:	/s/ Greg Boden
Greg Boden, President

EXHIBIT A

CERTIFICATE OF DESIGNATION

SERIES A PREFERRED STOCK